Exhibit 99

Rowan Reports Second Quarter 2014 Results

HOUSTON, Aug. 6, 2014 /PRNewswire/ -- For the three months ended June 30, 2014, Rowan Companies plc ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $32.9 million, or $0.26 per share, compared to $82.8 million, or $0.67 per share in the second quarter of 2013. The current quarter reflects a noncash asset impairment charge which reduced net income from continuing operations by $8.3 million, or $0.07 per share. The prior-year quarter included a $12.5 million after-tax gain, or $0.10 per share on the sale of a jack-up rig (Rowan – Paris). Excluding the impacts of these items, net income from continuing operations was $41.2 million or $0.33 per share in the second quarter of 2014 and $70.3 million, or $0.57 per share in the second quarter of 2013.

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Rowan's revenues were $422.9 million in the second quarter of 2014, up 3% over the prior-year quarter due primarily to the commencement, in late April 2014, of the company's first ultra-deepwater drillship. However, our second quarter 2014 revenues and operating results were significantly impacted by previously disclosed out-of-service periods which resulted in 13% out-of-service time during the second quarter of 2014, compared to 8% in the prior-year quarter.

Tom Burke, President and Chief Executive Officer, commented, "We are pleased that our first ultra-deepwater drillship, the Rowan Renaissance, commenced operations in the second quarter. As our remaining three drillships commence operations over the next twelve months, we look forward to the stability that this earnings growth and associated balancing of our fleet will provide to our shareholders.

"The second quarter was negatively impacted by additional out-of-service days for certain jack-ups as well as start-up issues for the Renaissance. We expect our out-of-service time for our jack-up fleet to decrease significantly beginning in the third quarter.

"We continue to believe that our quality fleet, the talent and experience of our crews, our significant revenue backlog, and our conservative financial profile place us in a solid competitive position as new capacity enters the market and displaces older and less capable rigs."

Rowan will conduct its earnings conference call on Wednesday, August 6, 2014, at 10:00 a.m. Central Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone may dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, and download any necessary software.

Rowan Companies plc is a global provider of international contract drilling services in the ultra-deepwater and shallow water jack-up market with a fleet of 34 offshore drilling units, including four ultra-deepwater drillships, two of which are currently under construction, and 30 jack-up rigs, 19 of which are rated high-specification. The Company's fleet is located worldwide, including the United Kingdom and Norwegian sectors of the North Sea, the Middle East, the United States Gulf of Mexico, Southeast Asia, West and North Africa and Trinidad. All four of the Company's ultra-deepwater drillships are now under long-term contracts. The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC." For more information on the Company, please visit www.rowancompanies.com.

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. These forward-looking statements are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, variations in energy demand, changes in day rates, cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or delays on shipyard repair, construction or transportation of drilling units, maintenance and repair costs, costs or delays for conversion or upgrade projects, operating hazards and equipment failure, risks of collision and damage, casualty losses and limitations on insurance coverage, customer credit and risk of customer bankruptcy, conditions in the general economy and energy industry, weather conditions and severe weather in the Company's operating areas, increasing complexity and costs of compliance with environmental and other laws and regulations, changes in tax laws and interpretations by taxing authorities, changes in tax rates and provisions, civil unrest and instability, terrorism and hostilities in our areas of operations that may result in loss or seizure of assets, the outcome of disputes and legal proceedings, effects of the change in our corporate structure, and other risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	JUNE 30,	DECEMBER 31,
	2014	2013

ASSETS

Cash and cash equivalents	$ 1,247.0	$ 1,092.8
Accounts receivable	422.7	344.6
Other current assets	72.2	67.7
Assets of discontinued operations	-	23.8
Total current assets	1,741.9	1,528.9
Property, plant and equipment - net	7,009.6	6,385.8
Other assets	67.4	61.1
TOTAL	$ 8,818.9	$ 7,975.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 117.5	$ 124.0
Other current liabilities	176.9	210.5
Liabilities of discontinued operations	-	20.1
Total current liabilities	294.4	354.6
Long-term debt	2,807.8	2,008.7
Other liabilities	724.4	718.7
Stockholders' equity	4,992.3	4,893.8
TOTAL	$ 8,818.9	$ 7,975.8

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		SIX MONTHS
	ENDED JUNE 30		ENDED JUNE 30
	2014	2013	2014	2013

REVENUES	$ 422.9	$ 408.9	$ 800.5	$ 803.1

COSTS AND EXPENSES:
Operations	244.6	216.0	464.9	425.5
Depreciation and amortization	77.7	66.5	148.6	131.1
Selling, general and administrative	29.1	33.3	59.0	62.7
(Gain)/loss on disposals of property and equipment	0.9	(19.2)	1.7	(18.9)
Material charges, settlements and other expenses	8.3	-	(12.6)	-
Total	360.6	296.6	661.6	600.4
INCOME FROM OPERATIONS	62.3	112.3	138.9	202.7
Net interest and other income	(27.5)	(17.8)	(48.2)	(36.8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	34.8	94.5	90.7	165.9
Provision for income taxes	2.0	11.7	2.3	14.9
NET INCOME FROM CONTINUING OPERATIONS	32.8	82.8	88.4	151.0
Discontinued operations, net of tax	-	-	4.0	-
NET INCOME	$ 32.8	$ 82.8	$ 92.4	$ 151.0

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.26	$ 0.67	$ 0.71	$ 1.21
Discontinued operations, net of tax	$ -	$ -	$ 0.03	$ -
Net income	$ 0.26	$ 0.67	$ 0.74	$ 1.21

AVERAGE DILUTED SHARES	124.9	124.4	124.8	124.3

NOTE: See page 6 for supplemental operating information.

ROWAN COMPANIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	SIX MONTHS
	ENDED JUNE 30
	2014	2013
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 92.4	$ 151.0
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	148.6	131.1
Deferred income taxes	1.1	(1.0)
Gain on disposals of assets	(0.3)	(18.9)
Other - net	5.9	23.4
Net changes in current assets and liabilities	(97.4)	(71.3)
Net changes in other noncurrent assets and liabilities	(0.8)	20.0
Net cash provided by operations	149.5	234.3

Investing activities:
Property, plant and equipment additions	(787.3)	(298.7)
Proceeds from disposals of property, plant and equipment	7.9	42.1
Net cash used in investing activities	(779.4)	(256.6)

Financing activities:
Proceeds from borrowings	792.7	-
Payment of cash dividends	(12.6)	-
Proceeds from equity compensation plans and other	4.0	4.2
Net cash provided by financing activities	784.1	4.2

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	154.2	(18.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,092.8	1,024.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 1,247.0	$ 1,005.9

ROWAN COMPANIES PLC
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED
	June 30,	March 31,	June 30,
	2014	2014	2013

RIG DAYS:
Operating	2,213	2,153	2,313
Out of service (shipyard/transit/inspections/other)	363	344	217
Operational downtime (off rate during rig operations)	41	23	18
Cold stacked	182	180	248

Total available	2,799	2,700	2,796

Utilization	79%	80%	83%
Utilization (excluding cold-stacked rigs)	85%	85%	91%

AVERAGE DAY RATES (in thousands):
North Sea	$ 290.5	$ 273.6	$ 256.8
Middle East	141.4	136.0	137.7
Gulf of Mexico	156.9	153.6	137.1
All rigs	185.7	171.4	172.8

OPERATIONS COSTS AND EXPENSES (in millions):
Personnel (a)	$ 151.8	$ 138.3	$ 138.3
Repairs and maintenance	48.6	40.8	35.3
Insurance	8.4	7.8	8.3
Rig moves	3.2	3.8	8.0
All other	20.9	21.2	17.2
Subtotal (excluding rebillables)	$ 232.9	$ 211.9	$ 207.1
Rebillables (equally offset with rebillable revenue)	11.7	8.4	8.9

Total	$ 244.6	$ 220.3	$ 216.0

(a) Includes labor, fringes, training, travel and catering costs.

CONTACT: Suzanne M. Spera, Director, Investor Relations, (713) 960-7517, sspera@rowancompanies.com